Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO 973-575-1300, ext. 1202 mnc@merrimacind.com

Merrimac Reports Third Quarter and Nine Months 2005 Results;
Achieves Eight Consecutive Profitable Quarters

WEST CALDWELL, N.J. November 15, 2005:     Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced results for the third quarter and first nine months of 2005.

Sales for the third quarter of 2005 were $7,890,000, an increase of 3.5 percent compared to third quarter of 2004 sales of $7,620,000. Operating income in the third quarter of 2005 was $291,000 compared to operating income of $384,000 in the third quarter of 2004. Net income for the third quarter of 2005 was $228,000 or $.07 per diluted share compared to net income of $315,000 or $.10 per diluted share for the third quarter of 2004.

For the first nine months of 2005 sales of $22,717,000 decreased 1.9 percent compared to sales of $23,164,000 for the first nine months of 2004. Operating income for the first nine months of 2005 was $890,000 compared to operating income for the first nine months of 2004 of $1,165,000. Net income for the first nine months of 2005 was $644,000 or $.20 per diluted share compared to net income for the first nine months of 2004 of $990,000 or $.31 per diluted share.

Sales for the third quarter 2005 were higher due to our successful efforts to diversify Filtran Microcircuits into wireless base station, automotive and defense applications, which increased Filtran's sales by $516,000, partly offset by a reduction in electronic components and sub-assemblies sales of $256,000, compared to the third quarter of 2004. Sales for the first nine months of 2005 were lower primarily due to reduced orders from delays in satellite and defense programs. Gross profit percentage for the third quarter and first nine months of 2005 was approximately the same as the third quarter and first nine months of 2004. Operating results for the third quarter 2005 were lower than 2004 due to an increase in research and development costs to support new Multi-Mix® products. Operating results for the first nine months of 2005 were lower than 2004 due to a reduction of gross profit of $265,000, resulting from decreased sales of electronic components and sub-assemblies of $1,575,000 partly offset by a $1,121,000 increase in sales for Filtran, and an increase in research and development costs of $212,000 as previously noted.

Orders of $5,176,000 were received during the third quarter of 2005, a decrease of $2,592,000 or 33.4 percent compared to $7,768,000 in orders received during the third quarter of 2004. Orders of $21,511,000 were received for the first nine months of 2005, a decrease of $1,779,000 or 7.6 percent compared to $23,290,000 in orders received for the first nine months of 2004. The reduction in orders for the third quarter and nine months was due to delays in expected satellite and defense programs. The delayed satellite and defense programs, which resulted in lower orders for the third quarter, may result in lower fourth quarter sales and slightly lower fiscal 2005 sales as compared to 2004. Backlog decreased by $1,206,000 to $11,739,000 at the end of third quarter 2005 compared to $12,945,000 at year-end 2004. Orders received during the first nine months of 2005 were approximately 5.3 percent below sales for the first nine months of 2005.

Chairman and CEO Mason N. Carter commented, "The Company achieved eight consecutive profitable quarters while, just as importantly, continues its research and development investment which should fuel our Multi-Mix® strategic growth plan.

"Multi-Mix® is an enabling technology that provides integrated platform families that are key to our strategic growth plan. Our research and development is currently taking RF Microwave integration to a new level and provide "plug and play" modules that represent leading-edge product solutions."

Mr. Carter continued, "The reduction in backlog reflects timing delays in expected third quarter orders. As we make this report, we have received nearly $1.5 million of those delayed orders in the current fourth quarter. Included was an important order for key satellite radio components. Our financial results continue to reflect consistent profitable, asset-managed performance:

•	Gross profit of 41.2 percent for the third quarter and 42.1 percent for the first nine months of 2005.

•	Cash of $4.9 million (includes $1.5 million of restricted cash) exceeds the total of current and long-term debt of $3.3 million.

•	Working capital of $10.2 million and current ratio of 3.4 to 1.

•	Research and development costs increased $130,000 for the third quarter and $212,000 for the first nine months of 2005 to support new Multi-Mix® products to be available in 2006."

Investors are invited to participate in the financial results conference call on Tuesday November 15, 2005 at 4:15 p.m. (Eastern) by dialing 1-800-310-1961 (for International callers: 1-719-457-2692) ten minutes prior to the scheduled start time, and reference the Merrimac Industries third quarter 2005 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 8566482.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:
        http://phx.corporate-ir.net/playerlink.zhtml?c=73209&s=wm&e=1162357

If you are unable to participate during the live webcast, a link to the archived webcast will be listed on the Merrimac Industries, Inc. website http://www.merrimacind.com .

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module applicable to High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, and has approximately 240 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM® and Total Integrated Packaging Solutions® are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and its Canadian subsidiary Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com.

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private

Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; general economic and industry conditions; the possibilities of impairment charges to the carrying value of our Multi-Mix(R) assets, thereby resulting in charges to our earnings; slower than anticipated penetration into the satellite communications, defense and wireless markets; the risk that the benefits expected from the Company's acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; failure of our Original Equipment Manufacturer, or OEM, customers to successfully incorporate our products into their systems; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers' new or enhanced products; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; foreign currency fluctuations between the U.S. and Canadian dollars; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
	October 1, 2005	October 2, 2004
Net sales	$7,890,000	$7,620,000
Gross profit	3,250,000	3,162,000
Selling, general and administrative expenses	2,470,000	2,419,000
Research and development	489,000	359,000
Operating income	291,000	384,000
Interest and other expense, net	(61,000)	(54,000)
Loss on disposition of assets	(7,000)	—
Income before income taxes	223,000	330,000
Provision (benefit) for income taxes	(5,000)	15,000
Net income	228,000	315,000

Basic and diluted net income per common share	$.07	$.10

Weighted average number of shares outstanding - basic	3,145,000	3,131,000
Weighted average number of shares outstanding - diluted	3,179,000	3,155,000
	Nine Months Ended
	October 1, 2005	October 2, 2004
Net sales	$22,717,000	$23,164,000
Gross profit	9,553,000	9,818,000
Selling, general and administrative expenses	7,125,000	7,327,000
Research and development	1,538,000	1,326,000
Operating income	890,000	1,165,000
Interest and other expense, net	(178,000)	(205,000)
Loss on disposition of assets	(43,000)	—
Income before income taxes	669,000	960,000
Provision (benefit) for income taxes	25,000	(30,000)
Net income	644,000	990,000

Basic net income per common share	$.21	$.32
Diluted net income per share	$.20	$.31

Weighted average number of shares outstanding - basic	3,141,000	3,125,000
Weighted average number of shares outstanding - diluted	3,175,000	3,151,000

Merrimac Industries, Inc.
Condensed Consolidated Balance Sheets

	October 1, 2005	January 1, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,385,000	$2,166,000
Income tax refunds receivable	—	98,000
Accounts receivable, net	5,958,000	6,473,000
Inventories	3,503,000	2,931,000
Other current assets	867,000	583,000
Deferred tax assets	681,000	676,000
Total current assets	14,394,000	12,927,000
Property, plant and equipment, net	14,261,000	15,584,000
Restricted cash	1,500,000	1,500,000
Other assets	640,000	747,000
Deferred tax assets	429,000	439,000
Goodwill, net	3,518,000	3,378,000
Total Assets	$34,742,000	$34,575,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current portion of long-term debt	$955,000	$905,000
Other current liabilities	3,205,000	3,558,000
Total current liabilities	4,160,000	4,463,000
Long-term debt, net of current portion	2,305,000	2,778,000
Deferred liabilities	36,000	88,000
Deferred tax liabilities	648,000	648,000
Total liabilities	7,149,000	7,977,000
Stockholders' equity	27,593,000	26,598,000
Total Liabilities and Stockholders' Equity	$34,742,000	$34,575,000